Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Principal Financial Group, Inc. 2014 Stock Incentive Plan and the Principal Financial Group, Inc. 2014 Directors Stock Plan of our reports dated February 12, 2014, with respect to the consolidated financial statements and schedules of Principal Financial Group, Inc. and the effectiveness of internal control over financial reporting of Principal Financial Group, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Des Moines, Iowa
January 9, 2015